Exhibit 99.1

                                                     Investor Inquiries
                                                     Gregory C. Thompson
                                                     440-329-6111


INVACARE CORPORATION PRICES CONVERTIBLE SENIOR SUBORDINATED DEBENTURES

ELYRIA, Ohio - (February 6, 2007) - Invacare Corporation (NYSE: IVC) ("Invacare" or the "Company") announced today the pricing of $125 million principal amount of its Convertible Senior Subordinated Debentures due 2027 to be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). As part of the transaction, the Company granted the initial purchasers a 30-day option to purchase up to an additional $10 million principal amount of the debentures to cover over-allotments, if any. Subject to customary conditions, the offering is expected to close on February 12, 2007.

The debentures will be unsecured senior subordinated obligations of the Company guaranteed by substantially all of the Company's domestic subsidiaries, will pay interest at 4.125% per annum on each February 1 and August 1, and will be convertible upon satisfaction of certain conditions into cash, common shares of the Company, or a combination of cash and common shares of the Company upon satisfaction of certain conditions. The initial conversion rate will be 40.3323 shares per $1,000 principal amount of debentures, which represents an initial conversion price of approximately $24.79 per share. The last reported sale price of the Company's common shares on February 5, 2007 was $20.24 per share. The debentures will be redeemable at the Company's option, subject to specified conditions, on or after February 6, 2012 through and including February 1, 2017, and at the Company's option after February 1, 2017. On February 1, 2017 and 2022 and upon the occurrence of certain circumstances, holders will have the right to require the Company to repurchase all or some of their debentures.

The Company is negotiating a new financing program that is expected to result in total capacity of approximately $700 million and is expected to include, in addition to the debentures, a senior secured revolving credit facility and term loans along with additional senior debt. The Company intends to use the net proceeds from the sale of the debentures, together with proceeds from the other financings that the Company is currently negotiating, to refinance substantially all of its existing indebtedness and pay related fees and expenses.

The debentures and the common shares issuable upon conversion have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful.

Invacare Corporation (NYSE: IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 6,000 associates and markets its products in 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intend," "expect," "continue," "forecast", "believe," "anticipate" and "seek," as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: possible adverse effects of being substantially leveraged, which could impact our ability to raise capital, limit our ability to react to changes in the economy or our industry or expose us to interest rate risks; changes in government and other third-party payor reimbursement levels and practices; consolidation of health care customers and our competitors; ineffective cost reduction and restructuring efforts; inability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs; extensive government regulation of our products; lower cost imports; increased freight costs; failure to comply with regulatory requirements or receive regulatory clearance or approval for our products or operations in the United States or abroad; potential product recalls; uncollectible accounts receivable; difficulties in implementing a new Enterprise Resource Planning system; legal actions or regulatory proceedings and governmental investigations; product liability claims; inadequate patents or other intellectual property protection; incorrect assumptions concerning demographic trends that impact the market for our products; provisions in our bank credit agreements or other debt instruments that may prevent or delay a change in control; the loss of the services of our key management and personnel; decreased availability or increased costs of raw materials could increase our costs of producing our products; inability to acquire strategic acquisition candidates because of limited financing alternatives; risks inherent in managing and operating businesses in many different foreign jurisdictions; exchange rate fluctuations, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.